Exhibit 4.3

XL CAPITAL LTD

and

XL GROUP plc

to

THE BANK OF NEW YORK MELLON,

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of June 30, 2010

SENIOR DEBT SECURITIES

Supplement to Indenture dated as of June 2, 2004
and Fifth Supplemental Indenture dated as of August 5, 2008

                    SIXTH SUPPLEMENTAL INDENTURE dated as of June 30, 2010 (the “Sixth Supplemental Indenture”), by and among XL CAPITAL LTD, a Cayman Islands exempted limited company (the “Company”), the entire issued ordinary share capital of which is owned by the Guarantor (as defined below) and having its principal office at XL House, One Bermudiana Road, Hamilton HM 08, Bermuda, XL GROUP PLC, a public limited company incorporated under the laws of Ireland (the “Guarantor”), having its registered office at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland, and THE BANK OF NEW YORK MELLON, a New York banking corporation, having a Corporate Trust Office at 101 Barclay Street, Floor 8W, New York, New York 10286, as trustee (the “Trustee”);

                    WHEREAS, the Company and the Trustee, formerly known as The Bank of New York, have as of June 2, 2004 entered into an Indenture (the “Base Indenture”) providing for the issuance by the Company from time to time of its senior debt securities;

                    WHEREAS, the Company and the Trustee have executed certain supplemental indentures including that certain Fifth Supplemental Indenture, dated as of August 5, 2008, pursuant to which the Company issued a series of its 8.25% Senior Notes due 2021 (“2021 Securities” or the “Notes”) under the Base Indenture and provided for certain additional provisions of such 2021 Securities (the “Fifth Supplemental Indenture” and together with the Base Indenture and this Sixth Supplemental Indenture, the “Indenture”);

                    WHEREAS, the 2021 Securities were issued as part of the 10.75% Equity Security Units issued by the Company on August 5, 2008;

                    WHEREAS, the Guarantor desires to Guarantee (as defined herein) the 2021 Securities and to correct an inconsistency resulting from the Guarantee;

                    WHEREAS, pursuant to Sections 9.01(1) and (4) of the Base Indenture, and Section 4.3 of the Fifth Supplemental Indenture, the Company and the Trustee may enter into supplemental indentures without the consent of any Holder to, respectively, (i) cure any ambiguity, omission, defect or inconsistency and (ii) provide any guarantees of securities of any series, provided that any such changes do not materially and adversely affect the interest of the holders of such securities;

                    WHEREAS, the changes to the Indenture set forth in this Sixth Supplemental Indenture do not materially and adversely affect the interest of the holders of the 2021 Securities;

                    WHEREAS, the execution and delivery of this Sixth Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Guarantor or a duly authorized committee thereof;

                    WHEREAS, concurrent with the execution hereof, the Company has delivered an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

                    WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Sixth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

                    NOW, THEREFORE, THE SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

                    For and inconsideration of the mutual promises and agreements herein contained, the Company, the Guarantor and the Trustee covenant and agree, for the equal and proportional benefit of all Holders of the 2021 Securities (the “Holders”), as follows:

ARTICLE I

DEFINITIONS

                    Section 1.1. Definition of Terms.

                    Unless otherwise provided herein or unless the context otherwise requires:

                    (a) a term defined in the Base Indenture or Fifth Supplemental Indenture has the same meaning when used in this Sixth Supplemental Indenture;

                    (b) a term defined anywhere in this Sixth Supplemental Indenture has the same meaning throughout;

                    (c) the singular includes the plural and vice versa;

                    (d) headings are for convenience of reference only and do not affect interpretation.

ARTICLE II

GUARANTEE

                    Section 2.1. Unconditional Guarantee.

                    (a) The Guarantor does hereby fully and unconditionally guarantee (the “Guarantee”) to the Holders of the Notes all payments on the Notes when due, in accordance with the provisions of the Notes and the Indenture, each as amended and supplemented hereby, as provided below.

                    (b) The Guarantor hereby waives notice of acceptance of the Guarantee and of default of performance by the Company, and hereby agrees that payment under the Guarantee shall be subject to no condition other than the giving of a written request for payment stating the fact of default of performance, in the manner provided in Section 1.05 of the Base Indenture. The Guarantee is a guarantee of payment and not of collection.

                    (c) The obligations of the Guarantor under the Guarantee shall in no way be impaired by: (i) any extension, amendment, modification or renewal of the Notes; (ii) any waiver of any Event of Default, extension of time or failure to enforce any of the provisions of the 2021 Securities or the Indenture; or (iii) any extension, moratorium or other relief granted to the Company pursuant to any applicable law or statute.

                    (d) The Guarantor shall be obligated to make payment under the Guarantee, for the benefit of the Holders of the Notes, in the same manner in which the Company is obligated to make payments on the Notes.

                    (e) Subject to clause (f) below, the Guarantor hereby agrees that:

                    (i) the Notes will be paid strictly in accordance with the terms of the Notes and the Indenture, each as amended and supplemented hereby, regardless of the value, genuineness, validity, regularity or enforceability of the Notes and the Indenture, and of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Trustee with respect thereto, to the fullest extent permitted by law; and

                    (ii) the liability of the Guarantor to the extent herein set forth shall be absolute and unconditional, not subject to any reduction, limitation, impairment, termination, defense, offset, counterclaim, or recoupment whatsoever (all of which are hereby expressly waived by the Guarantor), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, or by reason of any liability at any time to the Guarantor or otherwise, whether based upon any obligations or any other agreement or otherwise, and howsoever arising, whether out of action or inaction or otherwise and whether resulting from default, willful misconduct, negligence or otherwise, and without limiting the foregoing, irrespective of:

(A) any lack of validity or enforceability of any agreement or instrument relating to the Notes;

                    (B) any change in the time, manner or place of payment under, or in any other term in respect of, all or any of the Notes, or any other amendment or waiver of or consent to any departure from any other agreement relating to the Notes;

                    (C) any increase in, addition to, exchange or release of, or nonperfection of any lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to any departure from or failure to enforce any other guarantee, for all or any of the Notes;

(D) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company in respect of the Notes;

(E) the absence of any action on the part of the Trustee to obtain payment under the Notes or the Indenture from the Company;

(F) any insolvency, bankruptcy, reorganization or dissolution, or any similar proceeding of or in respect of the Company, including, without limitation, rejection of the Notes in such bankruptcy; or

                    (G) the absence of notice or any delay in any action to enforce any provision of the Notes or the Indenture or to exercise any right or remedy against the Guarantor or the Company, whether under the Indenture, the Notes or any agreement or any indulgence, compromise or extension granted.

                    (f) Notwithstanding anything to the contrary in the Guarantee, the Guarantor does not waive any defense that would be available to the Company based on a breach, default or misrepresentation by the Trustee, or failure of any condition to the Company’s obligations under the Indenture or the illegality of any provision of the Indenture.

                    (g) The Guarantor further agrees that, to the extent that the Company or the Guarantor makes a payment or payments to the Trustee, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or repaid to the Company or the Guarantor or their respective estate, trustee, receiver or any other party under any bankruptcy laws, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Guarantee and the advances or part thereof which have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

                    Section 2.2. Execution and Delivery of Guarantee.

                    (a) If an officer whose signature is on this Sixth Supplemental Indenture, including an officer of the Guarantor, no longer holds that office, the Guarantee shall be valid nevertheless.

                    (b) The Guarantee contained in this Sixth Supplemental Indenture are entered into by the Guarantor for the benefit of the Holders from time to time of the Notes. Such provisions shall not be deemed to create any right, or to be in whole or in part for the benefit, of any Person other than the Trustee, the Guarantor, the Holders from time to time of the Notes and their permitted successors and assigns.

                    (c) The delivery of the Guarantee to the Trustee shall constitute due delivery of the Guarantee on behalf of the Guarantor to all Holders of the 2021 Securities

authenticated and delivered under the Indenture, whether or not notation of the Guarantee is made upon any such Note.

                    Section 2.3. Waiver of Subrogation. The Guarantor shall be subrogated to all rights of the Holders of the Notes and the Trustee against the Company pursuant to the provisions of the Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, interest on and additional amounts, if any, payable in respect of all of the 2021 Securities issued under the Indenture shall have been paid in full.

                    Section 2.4. No Suspension of Remedies. Nothing contained in this Article II shall limit the right of the Trustee or the Holders of the Notes to take any action pursuant to Article Five of the Base Indenture or to pursue any other rights or remedies under the Indenture or under applicable law.

                    Section 2.5. Termination. The Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

ARTICLE III

AMENDMENT OF THE FIFTH SUPPLEMENTAL INDENTURE

                    Section 3.1. Deletion of Inconsistency. The text of Section 2.14 of the Fifth Supplemental Indenture is hereby deleted and replace in its entirety by: “Reserved.”

ARTICLE IV

MISCELLANEOUS

                    Section 4.1. Application of Sixth Supplemental Indenture. Each and every term and condition contained in this Sixth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture or the Fifth Supplemental Indenture shall apply only to the 2021 Securities and not to any other existing or future series of Securities issued under the Base Indenture.

                    Section 4.2. Benefits of Sixth Supplemental Indenture. Nothing contained in this Sixth Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company, the Guarantor and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Indenture.

                    Section 4.3. Amendment of Sixth Supplemental Indenture. The Company, the Guarantor and the Trustee, at any time and from time to time, may amend, modify or supplement this Sixth Supplemental Indenture in accordance with the provisions of Article Nine of the Base Indenture.

                    Section 4.4. Effective Date. This Sixth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

                    Section 4.5. Governing Law; Submission to Jurisdiction.

                    THIS SIXTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                    The Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the Borough of Manhattan in New York City for the purposes of all legal proceedings arising out of or relating to the Indenture. The Guarantor irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                    Section 4.6. Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                    Section 4.7. Ratification of Indenture. Each of the Base Indenture and the Fifth Supplemental Indenture, each as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

                    Section 4.8. Validity and Sufficiency. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

                    IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

XL CAPITAL LTD

By:	/s/ Simon Rich

	Name:	Simon Rich
	Title:	Senior Vice President

GIVEN under the Common Seal of XL GROUP PLC

By:	/s/ Simon Rich

	Name:	Simon Rich
	Title:	Director

By:	/s/ Mervyn Skeet

	Name:	Mervyn Skeet
	Title:	Director

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Timothy W. Casey

	Name:	Timothy W. Casey
	Title:	Senior Associate